Exhibit 99.1

Contact:
Julie Sloat, Tween Brands
Phone 614-775-3739
Media Contact:	Analysts Contact:
Sard Verbinnen & Co.	Tween Brands
Kathryn Kranhold or Carrie Bloom	Julie Sloat
212-687-8080	VP – Investor Relations
614-775-3739
For immediate release
TWEEN BRANDS TO CONVERT RETAIL STORES TO
JUSTICE BRAND TO DRIVE GROWTH AND PROFITABILITY
Fast Growing Justice Chain To Have More Than 900 Stores By End Of First Quarter
2009; Company To Sell Limited Too Branded Product At Select Justice Stores
Tween Expects To Achieve After-Tax Savings of $20-$25 Million Annually; Expects
Restructuring Charge of Approximately $18 Million, or $0.45 per share, in Second Half of 2008
Company Reports Q2 Loss of $0.27 Per Share; Expects
EPS Between $0.35 and $0.65 for Second Half of Fiscal 2008 inclusive of $0.45
Restructuring Charge
NEW ALBANY, Ohio – August 12, 2008 - Tween Brands, Inc. (NYSE: TWB) today announced that it will convert approximately 560 Limited Too stores across the country to its more value-oriented Justice brand to drive growth and profitability. Both brands sell fashion basics and lifestyle items to 7-14 year old girls. Upon completion of the conversion by the end of the first quarter of 2009, the Justice chain, which has 310 stores today and has averaged double-digit comparable store sales over the last 14 quarters, will have more than 900 stores nationwide. The Company will no longer operate any Limited Too stores in the United States following the conversion, but will continue to sell Limited Too branded product at select Justice stores.
By refocusing on one store brand, the Company expects to achieve annual after-tax savings of $20-$25 million, or $0.80-$1.00 per share. The Company notes that the expected annual after-tax savings of as much as $25 million include approximately $15 million from reduced headcount in the home office and approximately $9 million in reduced marketing and store operation expenses.
Anticipated 2009 capital expenditure savings as a result of remodeling 20-25 former Limited Too stores with the less expensive Justice store design package are expected to substantially fund the store signage conversion program. The Company’s 2009 capital expenditures budget is now expected to be approximately $45-50 million. The Company expects to record a charge of approximately $18 million, or $0.45 per share, in the second half of 2008 related to the brand transition including severance, removal of Limited Too signage, asset impairments related to IT and store closings. Tween Brands plans to close

26 underperforming Limited Too stores by the end of fiscal 2008 and monitor an additional 90 former Limited Too locations for possible off-mall relocation under the Justice brand. In a limited number of prior conversions from Limited Too, the new Justice stores have done equal or more volume, and in a few cases, significantly more.
“This is a bold strategy to capitalize on the tremendous success of Justice and the changing trends in our economy and our customers’ preferences,” said Tween Brands chairman and chief executive officer Mike Rayden. “Especially in these tough economic times, our customers are seeking the more value-oriented apparel available at Justice, which is priced on average approximately 20-25% lower than Limited Too.”
Noting that the Limited Too brand was established in 1987, Rayden continued: “Limited Too was the brand that introduced great fashion to tween girls, but our customers are looking for the next great thing and their parents want more value for their dollar. We believe Justice fits that bill as evidenced by strong sales comps at Justice and weaker comps at Limited Too, including this quarter’s results. In fact, from fiscal year 2005 to fiscal year 2007, overall net sales at Tween Brands have increased 34%, yet our operating income has increased only 2% due in large part to the significant investments we have made to differentiate Justice and Limited Too.
Rayden concluded, “We are financially sound. We have good liquidity and the right people to execute this transition. We believe this strategy will create value and excitement for our customers and enhance returns for our shareholders.”
Second Quarter 2008 Results
For the second quarter, ending August 2, 2008, the Company reported a loss per diluted share of $0.27 on a net loss of $6.7 million, compared to earnings per diluted share of $0.07 on net income of $2.1 million reported for the second quarter 2007.
Performance Analysis
Net sales for the second quarter of 2008 were $223.1 million, a 4% increase on the $213.7 million in net sales for the 2007 quarter. Justice sales were $69.3 million. Limited Too sales were $145.0 million. The net sales increase of 4% was primarily driven by new store sales growth of 12% offset by a decrease in comparable store sales of 8%, with Limited Too’s comp store sales down 11% and Justice’s comp store sales up 3%. The company’s e-commerce sales increased 22%.
In early April, the Company disclosed that Limited Too’s sales were weak for the second half of February and much of March due to a lack of spring color within its sportswear assortment, along with the absence of a meaningful casual bottoms business. The Company also said that given a more difficult retail environment, customers appeared to be trading down in their apparel shopping, choosing lower price or sale items and buying fewer of them.

Commenting on the second quarter results, Rayden said: “Our results are extremely disappointing. While we have corrected Limited Too’s spring merchandising difficulties, the macro-economic trends we began to see affecting Limited Too in the last several quarters accelerated dramatically in the second quarter.
“At the same time, Justice did much better than Limited Too in a difficult quarter and there is real excitement in the stores for a great product at an attractive value proposition. Despite a tough second quarter, Justice posted double-digit comp store sales growth through the first half of the year, as it has done year after year since we opened the first store in 2004. We don’t see these macro-economic trends changing any time soon and believe we will be well positioned to capitalize on these trends through our single store brand strategy.”
Gross income for the second quarter of fiscal 2008 was $61.8 million, or 27.7% of net sales, compared to second quarter 2007’s gross income of $68.5 million, or 32.1% of net sales. The reduction in gross income was primarily the result of the inability to leverage occupancy costs against an 8% comparable store sales decrease, as well as a 240 basis point reduction in the Company’s merchandise margin.  This decrease in merchandise margin was driven primarily by increased markdowns at both brands and a planned decrease in initial mark up due to the growth of the Justice brand.
Store operating, general and administrative expenses (SG&A) for the second quarter of fiscal 2008 were $71.1 million, or 31.9% of net sales, compared to $66.4 million in the second quarter 2007, or 31.1% of net sales. The increase in SG&A as a percentage of net sales was primarily the result of the inability to leverage store payroll and marketing costs against an 8% comparable store sales decrease.
Net interest expense was $1.9 million for the second quarter of 2008 compared to net interest income of $0.6 million last year. The incremental $2.5 million of net interest expense was primarily attributable to the interest charges on the debt incurred as part of the Company’s Accelerated Share Repurchase Program in September 2007. The effective income tax rate for the second quarter of 2008 was 40.3% as compared to last year’s second quarter effective tax rate of 22.8%. The prior year effective rate was particularly low due to tax-free investment income and favorable state tax settlements.
Balance Sheet
At August 2, 2008 the Company had total current assets of $241.9 million, including $63.9 million in cash and short-term investments, and total current liabilities of $113.8 million. Long term debt was $166.3 million. The Company’s current ratio is 2.1 and the debt to equity ratio is 0.9.
Controlled Inventories
Total inventories at the end of the second quarter were down 6% per square foot, at cost, compared to inventories at the end of the second quarter 2007. In-store inventories for the comparative period were down 5% per square foot at cost.

Store Growth
During the second quarter 2008, Justice opened 27 new stores, ending the quarter at 308 stores. Limited Too opened 2 new stores, closed 1 store and remodeled 19 older ones, ending the quarter at 587 stores.
Second Half 2008 Outlook
Tween Brands said that it currently expects earnings per share for the second half of 2008 to be in the range of $0.35 to $0.65 which includes approximately $0.45 per share related to the expected $18 million restructuring charge. The Company said its earnings estimate for the second half of 2008 is based on:
•	Net sales of $577 million to $592 million

•	-6% to -9% Comparable store sales

•	Gross Margins of 33% to 35%

•	SG&A Expenses of $155 million to $160 million

•	Net Interest Expense of $3.8 million to $4.0 million

•	Effective tax rate of 38% to 39%

•	25 million diluted shares
Conference Call Information
The Company will host a conference call beginning at 8:30 a.m. EST on Wednesday, August 13, 2008 to discuss this announcement and operating results for the second quarter ended August 2, 2008. The phone number for the live call is 877-407-8033 (international callers should use 201-689-8033). Reference the Tween Brands second quarter 2008 earnings conference call when dialing in to access the call. The webcast will include audio of the conference call and visuals of charts and graphics referred to by Tween Brands management during the call. Interested participants should call a few minutes before the 8:30 a.m. start in order to be placed in the queue.
A telephonic replay of the call will also be available beginning at noon on August 13, 2008 through midnight, August 27, 2008 at 877-660-6853. The account #286 and ID #294150 are required for access to the replay.
Webcast
This call is also being webcast over the Internet by Thomson and is being distributed over their investor distribution network. Individual investors can listen to the webcast and view charts and graphics at http://www.earnings.com. Institutional investors can access the webcast at http://www.streetevents.com. The webcast will also be available at the Events Calendar page of Tween Brands’ corporate Web site, http://www.tweenbrands.com.

About Tween Brands, Inc.
Tween Brands, Inc. is a leading specialty retailer for tweens (ages 7 to 14). At Limited Too, the company sells sportswear, related accessories and key lifestyle items for active, fashion-aware tween girls. Limited Too currently operates 587 stores across the United States, and has 27 international franchised stores. Limited Too publishes a catazine coinciding with key tween shopping times throughout the year and conducts e-commerce on its Web site, www.limitedtoo.com.
Justice is the company’s value-oriented specialty retail concept for tween girls, offering moderately-priced sportswear, accessories and lifestyle items in predominantly off-the-mall store sites. Justice currently operates 310 stores across the United States, the locations of which can be found on its Web site, www.shopjustice.com. Justice also publishes a catazine for its tween customers and conducts e-commerce on its Web site, www.shopjustice.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “target,” “predict,” “believe,” “intend,” “plan,” “expect,” “hope,” “risk,” “could,” “pro forma,” “potential,” “prospect,” “forecast,” “outlook” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed. The following factors, among others, could affect our future financial performance and cause actual future results to differ materially from those expressed or implied in any forward-looking statements included in this press release:
— Effectiveness of converting Limited Too stores to Justice stores;
— Ability to convert Limited Too customers to the Justice brand;
— Risk that the benefits expected from the brand conversion program will not be achieved or may take longer to achieve than expected;
— Ability to grow or maintain comparable store sales;
— Decline in the demand for our merchandise;
— Ability to develop new merchandise;
— The impact of competition and pricing;
— Level of mall and power center traffic;
— Effectiveness of expansion into new or existing markets;
— Effectiveness of store remodels;
— Availability of suitable store locations at appropriate terms;
— Effectiveness of our brand awareness and marketing programs;
— Ability to enforce our licenses and trademarks;
— Ability to hire, retain, and train associates;
— Ability to successfully launch a new brand;

— A significant change in the regulatory environment applicable to our business;
— Risks associated with our sourcing and logistics functions;
— Changes in existing or potential trade restrictions, duties, tariffs or quotas;
— Currency and exchange risks;
— Changes in consumer spending patterns, consumer preferences and overall economic conditions;
— The potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of our vendors in Asia and elsewhere;
— Impact of modifying and implementing new information technology systems, particularly on the security of our computer network;
— Outcome of various legal proceedings;
— Impact of product recalls;
— Acts of terrorism in the U.S. or worldwide; and
— Other risks as described in other reports and filings we make with the Securities and Exchange Commission.
Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. The inclusion of forward-looking statements should not be regarded as a representation by us, or any other person, that our objectives will be achieved. The forward-looking statements made herein are based on information presently available to us as the management of Tween Brands, Inc. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
Company home page: www.tweenbrands.com

Tween Brands, Inc.
Consolidated Statements of Operations
For the Thirteen Weeks Ended August 2, 2008 and August 4, 2007
(unaudited, in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	August 2,	% of	August 4,	% of
	2008	Sales	2007	Sales
Net sales	$223,102	100.0%	$213,703	100.0%
Cost of goods sold, including buying and occupancy costs	161,316	72.3%	145,195	67.9%

Gross income	61,786	27.7%	68,508	32.1%
Store operating, general and administrative expenses	71,101	31.9%	66,383	31.1%

Operating (loss)/income	(9,315)	(4.2%)	2,125	1.0%
Interest income	337	0.2%	661	0.3%
Interest expense	2,207	1.0%	53	0.0%

(Loss)/Earnings before income taxes	(11,185)	(5.0%)	2,733	1.3%
(Benefit from)/Provision for income taxes	(4,506)	(2.0%)	626	0.3%

Net (Loss)/Income	$(6,679)	(3.0%)	$2,107	1.0%

(Loss)/Earnings per share:

Basic	$(0.27)		$0.07

Diluted	$(0.27)		$0.07

Weighted average common shares:

Basic	24,763		30,716

Diluted	24,763		31,363

Tween Brands, Inc.
Consolidated Statements of Operations
For the Twenty-Six Weeks Ended August 2, 2008 and August 4, 2007
(unaudited, in thousands, except per share amounts)

	Twenty-Six Weeks Ended		Twenty-Six Weeks Ended
	August 2,	% of	August 4,	% of
	2008	Sales	2007	Sales
Net sales	$474,840	100.0%	$436,931	100.0%
Cost of goods sold, including buying and occupancy costs	326,713	68.8%	283,865	65.0%

Gross income	148,127	31.2%	153,066	35.0%
Store operating, general and administrative expenses	148,993	31.4%	132,914	30.4%

Operating (loss)/income	(866)	(0.2%)	20,152	4.6%
Interest income	898	0.2%	1,747	0.4%
Interest expense	4,549	1.0%	107	0.0%

(Loss)/Earnings before income taxes	(4,517)	(1.0%)	21,792	5.0%
(Benefit from)/Provision for income taxes	(2,119)	(0.5%)	7,219	1.7%

Net (Loss)/Income	$(2,398)	(0.5%)	$14,573	3.3%

(Loss)/Earnings per share:

Basic	$(0.10)		$0.47

Diluted	$(0.10)		$0.46

Weighted average common shares:

Basic	24,749		30,974

Diluted	24,749		31,532

Tween Brands, Inc.
Consolidated Balance Sheets
As of August 2, 2008 and February 2, 2008
(unaudited, in thousands, except share amounts)

	August 2,	February 2,
	2008	2008
ASSETS
Current Assets:
Cash and equivalents	$58,264	$46,009
Investments	5,615	70,215
Restricted assets	2,965	1,295
Accounts receivable, net	11,737	12,557
Inventories, net	125,929	107,483
Store supplies	16,961	16,949
Prepaid expenses and other current assets	20,383	19,087

Total current assets	241,854	273,595

Property and equipment, net	315,059	301,405
Deferred income taxes	8,464	10,302
Assets held in trust and other	25,823	26,335

Total assets	$591,200	$611,637

LIABILITIES
Current Liabilities:
Accounts payable	$43,346	$37,749
Accrued expenses	45,887	56,810
Deferred revenue	13,629	16,077
Current portion long-term debt	8,750	8,750
Income taxes payable	2,164	11,909

Total current liabilities	113,776	131,295

Long-term debt	166,250	166,250
Deferred tenant allowances from landlords	70,206	66,377
Supplemental retirement and deferred compensation liability	21,737	21,289
Accrued straight-line rent and other	28,396	31,427

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Preferred stock, $.01 par value, 50 million shares authorized
Common stock, $.01 par value, 100 million shares authorized, 37.1 million and 37.0 million shares issued, 24.8 million and 24.7 million shares outstanding at August 2, 2008 and February 2, 2008, respectively	371	370
Treasury stock, at cost, 12.3 million shares at August 2, 2008 and February 2, 2008, respectively	(362,459)	(356,545)
Paid in capital	188,469	185,893
Retained earnings	365,710	368,108
Accumulated other comprehensive income	(1,256)	(2,827)

Total shareholders’ equity	190,835	194,999

Total liabilities and shareholders’ equity	$591,200	$611,637

Tween Brands, Inc.
Other Financial and Store Operating Information
(unaudited, dollars in thousands)

	Thirteen Weeks Ended			Twenty-Six Weeks Ended
	August 2,	August 4,	%	August 2,	August 4,	%
	2008	2007	Change	2008	2007	Change
Gross income	$61,786	$68,508	-10%	$148,127	$153,066	-3%
Gross income as percentage of net sales	27.7%	32.1%		31.2%	35.0%
Depreciation	$10,999	$8,868	24%	$21,374	$17,214	24%
Amortization of tenant allowances	$(2,712)	$(2,419)	12%	$(5,575)	$(4,565)	22%
Capital expenditures	$19,235	$31,532	-39%	$40,762	$54,956	-26%

Number of stores:
Beginning of period	867	754		842	722
Opened	29	33		57	68
Closed	(1)	(1)		(4)	(4)

End of period	895	786		895	786

Number of Limited Too stores	587	573		587	573
Number of Justice stores	308	213		308	213

Total gross square feet at period end (thousands)	3,736	3,273		3,736	3,273

Comparable store sales % change	-8%	-2%		-4%	1%
Limited Too stores	-11%	-4%		-9%	-2%
Justice stores	3%	13%		12%	17%